September 8, 2025                                     Exhibit 10.2
Dear Mike,

Marqeta, Inc. (the “Company”) is delighted to offer you a promotion to Chief Executive Officer of the Company. The updated terms of your employment are outlined below.

1. Position. You will perform the duties of Chief Executive Officer reporting to the Board of Directors of the Company (the “Board”). You will continue to be based in our Oakland, CA office as a full-time, exempt employee. Your promotion to Chief Executive Officer will take effect September 8, 2025 (your “Promotion Date”). While you serve as the Company’s Chief Executive Officer, you will serve as a member of the Board, subject to any Board and stockholder approval. In addition, you will continue to perform the duties of Chief Financial Officer until a successor Chief Financial Officer is appointed by the Company.

2. Compensation.
a.Salary. Effective as of your Promotion Date, your annual base salary will be increased to $600,000 payable semi-monthly in accordance with the Company’s normal payroll process.
b.Performance Bonus. Effective as of your Promotion Date, your annual target bonus will be increased to 100% of your base salary. Following the end of each calendar year, the Company, in its discretion, will determine to what extent you will be paid a bonus for that year. For any calendar year that you are eligible for a bonus, you must remain employed by the Company through the date it is payable to earn the bonus.

Your compensation is subject to all normal payroll deductions and required withholdings. Your compensation is subject to adjustment by the Board and your fiscal year 2026 compensation will be determined by the Board or its Compensation Committee in 2026.

3. Restricted Stock Units. It will be recommended to the Board (or committee thereof) that you be granted restricted stock units (“RSUs”) with an estimated value of $5,000,000 (“Value”), where the Value shall be converted into a number of shares of Class A common stock subject to the award by dividing the Value by the average closing market price of one share of the Company’s Class A common stock for the 20 consecutive trading day period ending on the last trading day prior to the date of grant, rounded down to the nearest whole share. Each RSU represents one share of the Company’s Class A common stock. The RSUs will be subject to the terms and conditions applicable to restricted stock units granted under the Company’s 2021 Stock Option and Incentive Plan (the “Plan”) and the applicable restricted stock unit award agreement. The RSUs will vest quarterly over approximately three years as follows provided you remain in continuous service through the applicable Vesting Date: 1/12th of the RSUs will vest on each Vesting Date with the first Vesting Date being December 1, 2025. “Vesting Date” means March 1, June 1, September 1, and December 1.

The RSUs are eligible for accelerated vesting in accordance with the Company’s Executive Severance Plan (the “Executive Severance Plan”).

4. Executive Severance Plan. The Board has previously designated you as a Covered Executive under the Executive Severance Plan and that designation will continue in accordance with the terms and conditions of the Executive Severance Plan.

5. Benefits. You will continue to be eligible to participate in the Company’s standard benefit plans, including, but not limited to, time off, medical, dental, vision and disability insurance coverages. The Company reserves the right to modify at its sole discretion the compensation and benefits plans, as it deems necessary. Your eligibility to participate in any employee benefits plans and the terms of your participation will be governed by the governing plan documents and nothing in this letter can modify the plan terms.

6. Expenses. You will be entitled to reimbursement for all reasonable and necessary business-related expenses incurred in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

7. At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. You will continue to abide by the terms and conditions of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement between you and the Company.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

8. At-Will Employment. Your employment at the Company will continue to be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

9. Complete Offer and Agreement. This letter, together with your At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, and the Executive Severance Plan, forms the complete and exclusive statement of your employment agreement with the Company on and following the Promotion Date. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, including the original offer letter between you and the Company. Changes to the terms of your employment can be made only in writing and signed by you and the Board, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships as needed.

Mike, I expect you will make a significant contribution to our success and will enjoy a meaningful career here at Marqeta.

Sincerely,

Marqeta, Inc.

/s/ Judson C. Linville

Judson C. Linville
Non-Executive Chair of the Board

Accepted:

/s/ Michael (Mike) Milotich

Michael (Mike) Milotich

Date: September 7, 2025